Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and the related Prospectus of TransUnion Holding Company, Inc. for the registration of the 9.625%/10.375% Senior PIK Toggle Notes due 2018 and the 8.125% Senior PIK Toggle Notes due 2018 and to the incorporation by reference of our report dated May 30, 2013 with respect to the financial statements of Trans Union de Mexico, S.A. Sociedad de Informacion Crediticia, of TransUnion Holding Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Mancera, S.C. A Member Practice of Ernst & Young Global

/s/ Jorge Senties
Jorge Senties

Mexico City

August 26, 2013